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                                   Exhibit 15
                             Harold Y. Spector, CPA
                              80 South Lake Avenue
                                   Suite 723
                               Pasadena, CA 91101




Eye Dynamics, Inc.
2301 205th Street, Suite 106
Torrance, California 90501

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Eye Dynamics, Inc. and subsidiary for the period ended June 30, 2000, as indicated in our report dated August 8, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, is incorporated by reference in Registration Statements filed by you under the Securities Act of 1933.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Harold Y. Spector, CPA
November 21, 2001